AMENDED AND RESTATED
                             STOCKHOLDERS' AGREEMENT

                                  BY AND AMONG

                                   JORGE MAS,

                                JUAN CARLOS MAS,

                                 JOSE RAMON MAS,

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                                  GECFS, INC.,

                              KEVIN P. FITZGERALD,

                              SANTOS FUND I, L.P.,

                          SANTOS CAPITAL ADVISORS, INC.

                                       AND

                                   NEFF CORP.

                           DATED AS OF MARCH 25, 1998

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                                TABLE OF CONTENTS
                                -----------------

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                                                                                           PAGE
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
Section 1.        Definitions.                                                               5

Section 2.        Board of Directors.                                                        9

Section 3.        Actions Requiring Special Board Approval.                                 13

Section 4.        Right of First Refusal.                                                   15

Section 5.        Restrictions on Transfers of Stock by Mas Stockholders, Santos,
                  Santos Capital and Mr. Fitzgerald.                                        17

Section 6.        Restrictions on Transfers and Purchases of Stock by GE Capital.           18

Section 7.        Intentionally Omitted.                                                    19

Section 8.        Other Restrictions on Sales of Stock.                                     19

Section 9.        Registration Rights.                                                      20

Section 10.       Books and Records.                                                        28

Section 11.       Legend.                                                                   28

Section 12.       Representations and Warranties.                                           29

Section 13.       Termination of Agreement.                                                 31

Section 14.       Further Assurances.                                                       31

Section 15        Governing Law; Submission to Jurisdiction;

                  Waiver of Jury Trial.                                                     31

Section 16.       Amendment and Waiver.                                                     32

Section 17.       No Inconsistent Agreements.                                               32

Section 18.       Transactions with Affiliates.                                             32

Section 19.       Conflict with Articles of Incorporation and/or By-Laws.                   32

Section 20.       Severability.                                                             32

Section 21.       Entire Agreement.                                                         33
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
Section 22.       Successors and Assigns                                                     33

Section 23.       Remedies.                                                                  33

Section 24.       Notices.                                                                   33

Section 25.       Confidentiality.                                                           35

Section 26.       Descriptive Headings                                                       36

Section 27.       Construction.                                                              36

Section 28.       Survival of Representations and Warranties.                                36

Section 29.       Counterparts.                                                              36
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

                  AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

                  THIS AMENDED AND RESTATED AGREEMENT ("Agreement") is made as of March 25, 1998 by and among JORGE MAS, JUAN CARLOS MAS, JOSE RAMON MAS, each of whom is an individual residing in Florida (Jorge Mas, Juan Carlos Mas and Jose Ramon Mas sometimes referred to herein individually as a "Mas Stockholder" and collectively as the "Mas Stockholders"), GENERAL ELECTRIC CAPITAL
CORPORATION, a New York corporation ("GE Capital"), GECFS, Inc., a Nevada corporation ("GECFS"), SANTOS FUND I, L.P., a Texas limited partnership
("Santos"), SANTOS CAPITAL ADVISORS, INC., a Florida corporation (`Santos
Capital") and KEVIN P. FITZGERALD (Mr. Fitzgerald, as well as each Mas
Stockholder, GE Capital, GECFS, Santos and Santos Capital referred to herein as a "Neff Stockholder" and collectively as the "Neff Stockholders") and NEFF
CORP., a Delaware corporation (the "Company").

                              W I T N E S S E T H :

                  WHEREAS, the Company, GE Capital, GECFS, the Mas Stockholders and Mr. Fitzgerald have entered into a Stockholders' Agreement, dated as of December 31, 1996;

                  WHEREAS, the Company and GECFS are entering into an Exchange
Agreement pursuant to which GECFS shall exchange 800,000 shares of Series B
Cumulative Preferred Stock, par value $.01 per share, of the Company and 800,000 shares of Series C Cumulative Preferred Stock, par value $.01 per share, of the Company for 70,877 shares of Class B Special Common Stock, par value $.01 of the
Company (the "Class B Common Stock");

                  WHEREAS, Santos, GECFS and the Company may enter into one or more Securities Purchase Agreements pursuant to which Santos shall purchase shares of Class B Common Stock from GECFS, which it shall convert into an equal number of shares of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock");

                  WHEREAS, Santos Capital and GECFS are entering into a Stock
Option Agreement pursuant to which Santos Capital shall have the option to purchase certain shares of Class B Common Stock from GECFS;

                  WHEREAS, a condition to the closing of each of the Exchange
Agreement and the Securities Purchase Agreements is that the parties hereto amend and restate the Stockholders' Agreement dated as of December 31, 1996 and the parties hereto deem it to be in their best interests to amend and restate the agreement with respect to certain rights and obligations associated with ownership of shares of capital stock of the Company;

                  WHEREAS, this Amended and Restated Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any,

                                       4

understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof;

                  NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. DEFINITIONS.

                    As used herein, the following terms shall have the following meanings :

                  "AFFILIATE" means with respect to any Person, (i) each other Person that, directly or indirectly, owns or controls, whether beneficially or, as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person,
(ii) each Person that directly or indirectly controls, is controlled by or is under common control with such person or any Affiliate of such Person, (iii) each of such Person's officers, directors, joint ventures and partners, and (iv) the spouse, each sibling and each lineal descendant and ascendant of any such specified Person or Affiliate of such specified Person. In the case of the Mas Stockholders and Santos, "Affiliate" shall in any event include MasTec, Inc. and its respective successors and assigns. In the case of GE Capital, "Affiliate" shall in any event include GECFS and, in the case of GECFS, "Affiliate" shall in any event include GE Capital. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

                  "BOARD" means the Board of Directors of the Company.

                  "BY-LAWS" means the By-Laws of the Company.

                  "CERTIFICATE OF INCORPORATION" means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

                  "CLASS A COMMON STOCK" means the Class A Common Stock, par value $.01 per share, of the Company.

                  "CLASS B COMMON STOCK" means the Class B Special Common Stock, par value $.01 per share, of the Company.

                  "COMMON STOCK" means all classes of the common stock of the Company.

                  "COMPANY" means Neff Corp., a Delaware corporation.

                  "COMPETITOR" means (i) any Person included in the most recent RENTAL EQUIPMENT REGISTER list of the top 100 equipment rental companies or (ii) any Person who has revenues from construction equipment dealership activities equal to or exceeding $20 million.

                  "CONTROL OPTION" means the option provided for under the Control Option Agreement by and among the Company, the Mas Stockholders and GE Capital that gives GE Capital the right, under certain circumstances, to purchase from the Mas Stockholders and/or the Company sufficient shares of Common Stock so that GE Capital's Equity Ownership of the Company after such purchase is 51%.

                  "EQUITY OWNERSHIP" means, as to each Neff Stockholder, the quotient obtained (expressed as a percentage) by dividing (A) the number of shares of Common Stock owned by such Neff Stockholder by (B) the total number of shares of Common Stock issued and outstanding.

                  "EQUITY SECURITIES" means Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any other share of capital stock or other equity security of the Company including, without limitation, any options, warrants or other rights to subscribe for, purchase or otherwise acquire any equity security of the Company.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and any succeeding law.

                  "EXCLUDED SECURITIES" means (a)(i) options issued by the Company pursuant to any employee stock option or similar plan (and any shares of Common Stock issuable thereunder) (including, without limitation, any shares of Common Stock subject to options forfeited under such plan that become subject to new options reissued by the Company pursuant to such plan) and the shares of Common Stock issuable upon the exercise of such options; (ii) options issued to Mr. Fitzgerald pursuant to the Stock Option Agreement between Mr. Fitzgerald and the Company, dated as of December 1, 1995 (the "Fitzgerald Stock Option Agreement"), and the shares of Common Stock issuable upon the exercise thereof; and (iii) options issued to Robert G. Warren pursuant to the Stock Option Agreement between Mr. Warren and the Company, dated as of June 28, 1996 (the "Warren Stock Option Agreement") and the shares of Common Stock issuable upon the exercise thereof, in each of the foregoing clauses (i) - (iii) as and to the extent set forth in Schedule 12(b) hereto; and (b) shares of Common Stock issuable upon exercise of the Control Option.

                  "GE CAPITAL" means General Electric Capital Corporation, a New York corporation.

                  "GECFS" means GECFS, Inc., a Nevada corporation.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

                  "INITIAL PUBLIC OFFERING" means the first underwritten public offering of Class A Common Stock with gross proceeds in excess of $50 million that is effected pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act.

                  "MAS STOCKHOLDER" means any of Jorge Mas, Juan Carlos Mas or Jose Ramon Mas.

                  "NEFF STOCKHOLDER" means any of the Mas Stockholders, GE Capital, GECFS, Santos, Santos Capital and Mr. Fitzgerald and their permitted assignees hereunder.

                  "PERSON" means any individual, sole proprietorship, partnership (including a limited partnership), joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, limited liability company, joint stock company, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or any other business entity.

                   "PRE-EMPTIVE PERCENTAGE" means, as to each Neff Stockholder, the quotient obtained (expressed as a percentage) by dividing (A) the number of shares of Common Stock owned by the Neff Stockholder on the date of the Capital Increase Notice (as defined in Section 4) by (B) the total number of shares of Common Stock issued and outstanding on the date of the Capital Increase Notice.

                   "PROPOSED AMOUNT" means, with respect to the Registrable Securities, the aggregate amount of shares thereof that the Registering Mas Stockholders shall request the Company to register pursuant to Section 9(b).

                  "PUBLIC SALE" means a Sale pursuant to a bona fide underwritten public offering pursuant to an effective registration statement filed under the Securities Act or pursuant to Rule 144 under the Securities Act.

                  "REGISTERING MAS STOCKHOLDER" means any Mas Stockholder who exercises his registration rights under Section 9(a) or 9(b) of this Agreement.

                  "REGISTRABLE SECURITIES" means The shares of Class A Common Stock owned of record or beneficially by a Mas Stockholder (the "Shares"), including any additional securities of the Company issued in respect of the Shares, including by way of a stock split, dividend or other recapitalization or exchange or securities with or by the Company. Once issued, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been Sold pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) they shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company, or
(iv) they shall cease to be outstanding.

                  "SANTOS" means Santos Fund I, L.P., a Texas limited partnership

                  "SANTOS CAPITAL" means Santos Capital Advisors, Inc., a Florida corporation.

                  "SEC" means the United States Securities and Exchange Commission and any successor to the functions thereof.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and any succeeding law.

                  "SELL" means, as to any securities, to sell, or in any other way directly or indirectly transfer, assign, distribute, issue, pledge, encumber or otherwise dispose of, such securities, either voluntarily or involuntarily, and the terms SALE and SOLD shall have meanings correlative to the foregoing.

                  "SELLING EXPENSES" means all underwriting discounts, selling commissions, stock transfer taxes, and fees and disbursements of counsel for, and any other Person retained, by the Registering Mas Stockholders, applicable to the securities registered by the Registering Mas Stockholders.

                  "SERIES A PREFERRED STOCK" means the cumulative preferred stock, Series A, par value $.01 per share of the Company.

                  "SERIES B PREFERRED STOCK" means the cumulative convertible preferred stock, Series B, par value $.01 per share of the Company.

                  "SERIES C PREFERRED STOCK" means the cumulative, convertible preferred stock, Series C, par value $.01 per share of the Company.

                  "STOCK" means all shares, options, warrants, general or limited partnership interests, participations or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including, without limitation, any securities with profit participation features, and any rights, warrants, options or other securities convertible into or exercisable or exchangeable for any such shares, equity or profits interests, participations or other equivalents, or such other securities, directly or indirectly (or any equivalent ownership interests, in the case of a Person which is not a corporation).

                  "SUBSIDIARY" shall mean, with respect to any Person, (i) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power for the election of directors, managers or trustees of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially or controlled, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person, or any combination thereof, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, (ii) any partnership, limited liability company, association or other business entity, in which such Person and/or one or more Subsidiaries of such Person shall have more than 50% of the partnership or other similar ownership interests thereof (whether in the form of voting or participation in profits or capital contribution), and (iii) all other Persons from time to time included in the consolidated financial statements of such Person. For purposes hereof, a Person or Persons shall be deemed to have more than a 50% ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated more than 50% of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

Section 2. BOARD OF DIRECTORS

                  (a) MEMBERS - PRIOR TO AN INITIAL PUBLIC OFFERING.

                           (i) Prior to an Initial Public Offering of the
Company, the following shall apply: The Board shall consist of seven directors, six of whom shall be divided into three classes (I, II and III) of two directors each serving three year terms and shall be designated initially by the Mas Stockholders. The seventh director shall be the director whom the holders of a majority of the outstanding shares of Series A Preferred Stock are entitled to elect pursuant to Article FOURTH of the Company's Amended and Restated Certificate of Incorporation and shall be designated initially by GE Capital and GECFS; this director shall serve one year terms. If and when GE Capital's and any Affiliate of GE Capital's aggregate Equity Ownership of the Company exceeds fifty percent, either as a result of the exercise of the Control Option or purchases of Equity Securities by GE Capital or any Affiliate of GE Capital from the Company or from the Mas Stockholders, or otherwise, GE Capital and GECFS shall designate four members of the Board and the Mas Stockholders shall designate three members of the Board. After GE Capital and GECFS have received the right to designate four of the members of the Board, if GE Capital's and any Affiliate of GE Capital's Equity Ownership of the Company is equal to or exceeds in the aggregate (x) sixty-five percent, then GE Capital and GECFS shall designate five members of the Board and the Mas Stockholders shall designate two members of the Board; (y) eighty percent, then GE Capital and GECFS shall designate six members of the Board and the Mas Stockholders shall designate one member of the Board; and (z) ninety-five percent, then GE Capital and GECFS shall designate seven members of the Board; PROVIDED HOWEVER, that if the Mas Stockholders' Equity Ownership of the Company is equal to or exceeds in the aggregate fifty, sixty-five, eighty or ninety-five percent, at any time after GE Capital and GECFS have received the right to designate four of the members of the Board, then the Mas Stockholders shall designate four, five, six and seven members of the Board, respectively, and GE Capital and GECFS shall designate three, two, one and no members of the Board, respectively. For purposes of this
Section 2(a), the Mas Stockholders' Equity Ownership of the Company shall include Santos' and Santos Capital's Equity Ownership of the Company. A director designated by the Mas Stockholders is hereinafter referred to as a "MAS DESIGNEE" and a director designated by GE Capital and GECFS is hereinafter referred to as a "GE CAPITAL DESIGNEE." At each meeting of the stockholders of the Company held for the purpose of electing directors, the Neff Stockholders shall cast their votes so as to cause the Mas Designees and the GE Capital Designees to be elected as directors.

                           (ii) GE Capital shall deliver a written notice to the
Company (the "Equity Ownership Notice") promptly after any change in GE Capital's and any Affiliate of GE Capital's aggregate Equity Ownership of the Company that would cause the number of GE Capital Designees to increase or decrease. If there is an increase in GE Capital's and any Affiliate of GE Capital's aggregate Equity Ownership of the Company sufficient to cause the number of GE Capital Designees to increase, the Equity Ownership Notice shall
(i) state the number of additional directors to be designated to the Board by GE Capital and GECFS, (ii) name the GE Capital Designee(s) to be appointed to the Board and (iii) include evidence reasonably satisfactory to the Company of GE Capital's and any Affiliate of GE Capital's aggregate Equity Ownership of the Company. At or before the next regular or special meeting of the Board, the Neff Stockholders shall take such steps as are necessary to cause the GE Capital Designees named in the Equity Ownership Notice to be elected as directors and to replace the corresponding number of Mas Designees. If the Equity Ownership Notice is provided in connection with the right of GE Capital and GECFS to elect four members of the Board, such necessary steps shall be taken as soon as reasonably possible after the delivery of such Equity Ownership Notice and in any event not less than five business days following the delivery of such Equity Ownership Notice. If there is a decrease in GE Capital's and any Affiliate of GE Capital's aggregate Equity Ownership of the Company sufficient to cause the number of GE Capital Designees to decrease, the Equity Ownership Notice shall
(i) state the number of directors to be removed from the Board by GECFS and GE Capital, (ii) name the GE Capital Designee(s) to be removed from the Board and
(iii) include evidence reasonably satisfactory to the Company of GE Capital's and any Affiliate of GE Capital's aggregate Equity Ownership of the Company. At or before the next regular or special meeting of the Board, the Neff Stockholders shall take such steps as are necessary to cause the GE Capital Designees named in the Equity Ownership Notice to be removed from the Board and to replace such GE Capital Designees with a corresponding number of Mas Designees. If the Mas Stockholders' Equity Ownership of the Company increases or decreases, the Mas Stockholders may, at their option, follow the procedures regarding designation of Board members as set forth in this Section 2(a).

                           (iii) VOTING REQUIREMENTS. Notwithstanding anything
in the Certificate of Incorporation or the By-Laws to the contrary, except as set forth under Section 3 below and except the reconfiguration of the Board as set forth above, all decisions of the Board, including the selection of the Chairman of the Board and any committee appointed thereby, shall require a majority vote. In the case of a tie vote, the Chairman of the Board's vote shall count as two votes.

                           (iv) VACANCIES. Notwithstanding anything in the
Certificate of Incorporation or the By-Laws to the contrary, each of the Mas Designees and the GE Capital Designees shall hold office until his or her death, resignation or removal or until his or her successor shall have been duly elected and qualified. If any Mas Designee shall cease to serve as a director of the Company for any reason, the resulting vacancy shall be filled by another person designated by the Mas Stockholders. If any GE Capital Designee shall cease to serve as a director of the Company for any reason, the resulting vacancy shall be filled by another person designated by GE Capital.

                           (v) REMOVAL. A director may be removed from office at
any time, with or without cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. If the Mas Stockholders wish to remove a Mas Designee with or without cause, the Neff Stockholders shall vote to remove such Mas Designee. If GE Capital wishes to remove a GE Capital Designee with or without cause, the Neff Stockholders shall vote to remove such GE Capital Designee.

                           (vi) QUORUM REQUIREMENTS/MEETINGS. A majority of the
entire Board shall be necessary to form a quorum for purposes of Board meetings. Directors participating by telephone conference in any meeting of the Board shall be considered in determining whether a quorum of directors is present. The Board shall meet in accordance with the Certificate and By-Laws.

                           (vii) SERIES A PREFERRED STOCK. If the holders of
Series A Preferred Stock receive the right, pursuant to Article FOURTH of the Company's Amended and Restated Certificate of Incorporation, to elect an additional four directors, the size of the Board shall be increased to eleven directors and the holders of Series A Preferred Stock shall designate the four additional members of the Board. These additional directors shall serve one year terms and shall not be divided into classes.

                           (viii) COMMITTEES. The composition of any committees
of the Board with respect to the number of members who are Mas Designees and GE Capital Designees shall reflect the composition of the entire Board to the greatest extent possible.

                           (ix) SUBSIDIARIES. The Boards of Directors of any
Subsidiaries of the Company shall either (i) reflect the composition of the entire Board to the greatest extent possible with respect to the number of members who are selected by the Mas Stockholders and by GE Capital and GECFS or
(ii) shall consist of one director, who shall be Mr. Fitzgerald.

                  (b) MEMBERS - SUBSEQUENT TO AN INITIAL PUBLIC OFFERING.

                           (i) Subsequent to an Initial Public Offering of the
Company, the following shall apply: Subject to Section 2(b)(ii), the Board shall consist of six directors and shall be divided into three classes of two directors each (I, II and III). The initial members of Class I shall be Jorge Mas and Kevin P. Fitzgerald and the initial term of office for members of Class I shall expire at the annual meeting of stockholders in 2000. The initial members of Class II shall be Juan Carlos Mas and Jose Ramon Mas and the initial term of office for members of Class II shall expire at the annual meeting of stockholders in 1999. The initial members of Class III shall be two "independent" directors, as such term is defined in the New York Stock Exchange listing requirements and the initial term of office for members of Class

III shall expire at the annual meeting of stockholders in 1998. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, and shall continue to hold office until their respective successors are elected and qualified or until their death, or until they shall have resigned, or have been removed.

                           (ii) If and when any of GE Capital, GECFS or any
Affiliate thereof transfer a block of Equity Securities which equals or exceeds the lesser of (i) the number of shares of Common Stock held by GE Capital, GECFS and any Affiliate thereof at the consummation of the Initial Public Offering if such number equals or exceeds 10% of the Equity Ownership of the Company or (ii) 15% of the Equity Ownership of the Company to a single third party purchaser other than any of the Neff Stockholders at the time of such transfer and such single third party purchaser is not a Competitor of the Company (the "GE TRANSFEREE"), the Board shall adopt a resolution increasing the number of directors on the Board by one by increasing the number of directors in Class III to three. The GE Transferee shall designate the additional director (the "GE TRANSFEREE DESIGNEE") and the Board will appoint the GE Transferee Designee to fill the vacancy created by increasing the Board to seven directors. Thereafter, at each meeting of the stockholders of the Company held for the purpose of electing the class of directors of which the GE Transferee Designee is a member, the Neff Stockholders shall cast their votes so as to cause the GE Transferee Designee to be elected as a director. The Neff Stockholders shall no longer be so required to cast their votes so as to cause the GE Transferee Designee to be elected as a director if and when the GE Transferee's Equity Ownership of the Company falls below the lesser of (i) the aggregate number of shares of Common Stock purchased by the GE Transferee from GE Capital, GECFS and/or any Affiliate thereof or (ii) 15%.

                           (iii) VACANCIES. Vacancies in the Board resulting
from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor has been elected and has qualified; PROVIDED, HOWEVER, that directors elected by the holders of Series A Preferred Stock shall hold office until the next annual meeting of stockholders when such directors' successors have been elected and qualified. Notwithstanding the foregoing, or anything in the Certificate of Incorporation or the By-Laws to the contrary, if the GE Transferee Designee dies, resigns or is removed, the GE Transferee shall designate a director to fill the resulting vacancy and the Board of Directors or the Neff Stockholders, as applicable, shall cast their votes so as to cause such designee to be elected as a director.

                           (iv) REMOVAL. A director may be removed from office
at any time, with or without cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, any directors elected by the holders of Series A Preferred Stock may only be removed by the holders of a majority of the issued and outstanding Series A Preferred Stock and the director elected pursuant to
Section 2(c) below, if any, may only be removed with or without cause by the holders of 66-2/3% of the issued and outstanding Class B Common Stock. If the GE Transferee wishes to remove the GE Transferee Designee with or without cause, the Neff Stockholders shall vote to remove the GE Transferee Designee.

                  (c) RIGHT OF CLASS B COMMON STOCK TO ELECT ONE DIRECTOR. On March 31, 2000, if the number of issued and outstanding shares of Class B Common Stock equals or exceeds twenty percent (20%) of the issued and outstanding Common Stock, Class III of the Board shall be increased by one member and the holders of a majority of the Class B Common Stock, voting separately as a single class in the election of directors of the Company, to the exclusion of all other classes of the Company's capital stock and with each share of Class B Common Stock entitled to one vote, shall be entitled to elect immediately one director to serve in Class III of the Board until his successor is duly elected by holders of a majority of the Class B Common Stock or he is removed from office by holders of a majority of the Class B Common Stock. If the holders of a majority of the Class B Common Stock for any reason fail to elect anyone to fill such directorship, such position shall remain vacant until such time as the holders of a majority of the Class B Common Stock elect a director to fill such position and shall not be filled by resolution or vote of the Board or the Company's other stockholders. If the number of shares of Class B Common Stock issued and outstanding does not equal or exceed twenty percent (20%) of the issued and outstanding Common Stock at any time after March 31, 2000, the director elected by a majority of the holders of Class B Common Stock, if any, shall be removed from the Board and Class III of the Board shall be decreased by one member.

                  (d) POWERS. The Board shall have full power to manage the Company. The Board may delegate certain powers to certain directors or committees under its authority. The day-to-day management of the Company shall be the responsibility of the Company's officers, who shall act in accordance with the policies and guidelines established or authorized by the Board.

                  (e) DIRECTORS' INDEMNIFICATION. The Company's Certificate of Incorporation and By-Laws shall, to the fullest extent permitted by law, provide for indemnification of, and advancement of expenses to, and limitation of the personal liability of, the directors of the Company. The Company's Certificate and By-Laws shall provide that the Company may purchase customary liability insurance for the directors and officers of the Company, and the Company shall purchase and maintain such insurance.

                  (f) WAIVER OF DAMAGES. Directors shall waive any rights to damages in case of removal without cause by the party that appointed them.

Section 3. ACTIONS REQUIRING SPECIAL BOARD APPROVAL.

                  Prior to an Initial Public Offering of the Company, the following actions shall require approval by at least a majority of the Board, including at least one director who is a Mas Designee and one director who is a GE Capital Designee or, if the Board is acting by written consent, by the unanimous consent of the Board:

                  (a) a change in the corporate form of the Company;

                  (b) the merger or consolidation of the Company into or with another Person, or a similar business combination of the Company and another Person, other than with or into a wholly-owned subsidiary of the Company;

                  (c) the sale or spin-off of any of the Company's Subsidiaries;

                  (d) acquisitions or divestitures for consideration (including assumed liabilities) in excess of an aggregate amount equal to $10,000,000 (directly or indirectly through one or more transactions) during any six month period, including the sale of Neff Rental, Inc. or Neff Machinery, Inc., other than acquisitions or divestitures of equipment in the ordinary course of business;

                  (e) any amendment to the Certificate of Incorporation or By-Laws;

                  (f) the liquidation, dissolution or winding up of the Company

                  (g) the filing of a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy law or the consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, or trustee of the Company or of any substantial part of the Company's properties;

                  (h) entering into contracts or transactions between the Company and an Affiliate (directly or indirectly through one or more transactions) for consideration (including assumed liabilities) in excess of an aggregate amount equal to $1,000,000 during any three month period;

                  (i) the sale of all or substantially all of the assets of the Company;

                  (j) a change in the corporate domicile of the Company;

                  (k) entering or committing to enter into any joint ventures or partnerships or establishing any non-wholly-owned subsidiaries, where the contribution or investment during any six month period by the Company and all of its Subsidiaries taken together is in excess of an aggregate amount equal to $10,000,000 in cash or assets or assumed liabilities;

                  (l) the expansion into new lines of business (it being understood that "new lines of business" do not include the conduct in additional states in the United States or in countries other than the United States of lines of businesses conducted by the Company or its Subsidiaries as of the date hereof);

                  (m) the declaration or payment of dividends or the making of any other distribution in respect of shares of Common Stock or the redemption or repurchase of Common Stock;

                  (n) the election of any person as chief executive officer of the Company;

                  (o) the selection of the Company's independent certified public accountants;

                  (p) any issuance of securities of the Company, except (a)(i) options issued by the Company pursuant to any stock option or similar plan (and any shares of Class A Common Stock issuable thereunder) (including, without limitation, any shares of Common Stock subject to options forfeited under such plan that become subject to new options reissued by the Company pursuant to such plan) and the shares of Class A Common Stock issuable upon the exercise of such options; (ii) options issued to Mr. Fitzgerald pursuant to the Fitzgerald Stock Option Agreement and the shares of Class A Common Stock issuable upon the exercise thereof and (iii) options issued to Mr. Warren pursuant to the Warren Stock Option Agreement and the shares of Class A Common Stock issuable upon the exercise thereof, in each of the foregoing clauses (i) - (iii) as and to the extent set forth in Schedule 12(b), PROVIDED HOWEVER, that the Company may issue options to employees of the Company or its Subsidiaries to purchase Class A Common Stock where such issuance (together with any shares of Class A Common Stock to be issued under any existing options granted to such employees) would not be in excess of 5 percent of the outstanding Common Stock; (b) shares of Common Stock issuable upon exercise of the Control Option, (c) as part of an Initial Public Offering of the Company and (d) shares of Class A Common Stock issuable upon the conversion of Class B Common Stock.

Section 4.        RIGHT OF FIRST REFUSAL WITH RESPECT TO COMPANY SALES.

                  Prior to an Initial Public Offering of the Company, the Company shall not Sell any Common Stock except in accordance with the following procedures:

                  (a) The Company shall deliver to each of the Neff Stockholders a written notice (a "CAPITAL INCREASE NOTICE"), which shall (i) state the Company's intention to Sell Common Stock, or securities convertible into Common Stock, or options to purchase Common Stock, to one or more Persons, the amount and type of Common Stock, or securities convertible into Common Stock to be issued (the "SECTION 4 STOCK"), the purchase price therefor and a summary of the other material terms of the proposed Sale, including the manner of distribution, and (ii) offer each of the Neff Stockholders the option to acquire all or any part of the Section 4 Stock (the "Section 4 Offer"). Each Neff Stockholder shall have the right and option, for a period of 45 days after delivery of the Capital Increase Notice (the "SECTION 4 OFFER ACCEPTANCE PERIOD"), to accept all or any part of the Section 4 Stock at the purchase price and on the terms stated in the Capital Increase Notice. Such acceptance shall be made by delivering a written notice (the "ACCEPTANCE NOTICE") to the Company within the Section 4 Offer Acceptance Period specifying the maximum number of shares of the Section 4 Stock such Neff Stockholder will purchase (the "ACCEPTED SHARES"). If, upon the expiration of the Section 4 Acceptance Period, the aggregate amount of Accepted Shares exceeds the amount of Section 4 Stock, the amount of Section 4 Stock shall be allocated among the Neff Stockholders as follows: (i) First, each Neff Stockholder shall be entitled to purchase no more than its Pre-emptive Percentage of Section 4 Stock; (ii) Second, if any shares of Section 4 Stock have not been allocated for purchase pursuant to (i) above (the "REMAINING SECTION 4 SHARES"), each Neff Stockholder (an "OVERSUBSCRIBED SECTION 4 STOCKHOLDER") that had offered to purchase a number of shares of Section 4 Stock in excess of the amount of stock allocated for purchase to it in accordance with previous allocations of such shares of Section 4 Stock, shall be entitled to purchase an amount of Remaining
Section 4 Shares equal to no more than its Pre-emptive Percentage (treating only Oversubscribed Section 4 Stockholders as Stockholders for these purposes) of the Remaining Section 4 Shares; and (iii) Third, the process set forth in (ii) above shall be repeated with respect to any shares of Section 4 Stock not allocated for purchase until all shares of Section 4 Stock are allocated for purchase.

                  (b) If effective acceptance shall not be received pursuant to
Section 4(a) above with respect to all of the Section 4 Stock offered for Sale pursuant to the Section 4 Offer Notice, then the Company may Sell all or any portion of such Section 4 Stock so offered for Sale and not so accepted, at a price not less than the price, and on terms not more favorable to the purchaser thereof than the terms, stated in the Section 4 Offer Notice at any time within 120 days after the expiration of the Section 4 Acceptance Period (the "ISSUANCE PERIOD"), PROVIDED HOWEVER, that if the Company is offering the Section 4 Stock for Sale pursuant to a public offering, the Issuance Period shall run for a period of 180 days after the expiration of the Section 4 Acceptance Period. To the extent the Company Sells all or any portion of the Section 4 Stock so offered for Sale during the Issuance Period, the Company shall promptly notify the Neff Stockholders, as to (i) the number of shares of Section 4 Stock, if any, that the Company has Sold, (ii) the terms of such Sale and (iii) the name of the owner(s) of any shares of Section 4 Stock so Sold. In the event that all of the Section 4 Stock is not so Sold by the Company during the Issuance Period, the right of the Company to Sell such unsold Section 4 Stock shall expire and the obligations of this Section 4 shall be reinstated and such securities shall not be offered unless first reoffered to the Stockholders in accordance with this Section 4.

                  (c) All Sales of Section 4 Stock to the Neff Stockholders subject to any Section 4 Offer Notice shall be consummated contemporaneously at the offices of the Company on the later of (i) a mutually satisfactory business day within 30 days after the expiration of the Section 4 Acceptance Period or
(ii) the fifth business day following the expiration or termination of all waiting periods under the HSR Act, applicable to such issuance, or at such other time and/or place as the Company and the Neff Stockholders purchasing Section 4 Stock may agree. The delivery of certificates or other instruments evidencing such Section 4 Stock shall be made by the Company on such date against payment of the purchase price for such Section 4 Stock.

                  (d) The provisions of this Section 4 shall not apply to the Sale by the Company of Excluded Securities.

                  (e) For purposes of this Section 4, "Common Stock" shall include Common Stock, securities convertible into Common Stock and options to purchase Common Stock, PROVIDED HOWEVER, that "Common Stock" shall not include securities convertible into Common Stock and options to purchase Common Stock for purposes of calculating a stockholder's Pre-emptive Percentage.

Section 5. RESTRICTIONS ON SALE OF STOCK BY THE MAS STOCKHOLDERS, MR.
           FITZGERALD, SANTOS AND SANTOS CAPITAL

                  Prior to an Initial Public Offering of the Company, the Mas Stockholders, Mr. Fitzgerald, Santos and Santos Capital shall not Sell any Common Stock except in accordance with the following procedures:

                  (a) The Mas Stockholders, Mr. Fitzgerald, Santos and Santos Capital (the "SECTION 5 STOCKHOLDERS") may Sell any shares of Common Stock to any third party purchasers who are not Competitors of the Company or the Commercial Equipment Financing division of GE Capital, PROVIDED, HOWEVER, that prior to such transfer, the Section 5 Stockholder(s) shall provide GE Capital with a written notice (an "OFFER NOTICE"), which shall (i) specifically identify the proposed transferee of the Common Stock, the amount of Common Stock proposed to be Sold, the purchase price therefor and a summary of the other material terms and conditions of the proposed Sale, and (ii) contain an offer by the
Section 5 Stockholder(s) to sell to GE Capital all (but not less than all) of such shares of Common Stock upon the terms and subject to the conditions of the proposed Sale as set forth in the Offer Notice (the "SECTION 5 STOCKHOLDER OFFER"). GE Capital may accept the Section 5 Stockholder Offer by the delivery of a written notice to the Section 5 Stockholder(s) within 45 days after receipt of the Offer Notice (the "OFFER ACCEPTANCE PERIOD"). If GE Capital does not accept the Section 5 Stockholder Offer, the Section 5 Stockholder(s) may only Sell the shares of Common Stock which were the subject of the Offer Notice in accordance with terms no less favorable to the Section 5 Stockholder(s) than were specified in the Offer Notice, and the Sale of such shares of Common Stock must occur within 120 days following the date of the Offer Notice.

                  (b) All Sales of Common Stock to GE Capital subject to any Offer Notice shall be consummated contemporaneously at the offices of the Company on the later of (i) a mutually satisfactory business day within 30 days after the expiration of the Offer Acceptance Period or (ii) the fifth business day following the expiration or termination of all waiting periods under the HSR Act, applicable to such issuance, or at such other time and/or place as the
Section 5 Stockholders and GE Capital may agree. The delivery of certificates or other instruments evidencing such Common Stock Sold to GE Capital subject to any Offer Notice shall be made by the Section 5 Stockholders on such date against payment of the purchase price for such Common Stock. To the extent the Section 5 Stockholder(s) Sell all or any portion of the Common Stock that is the subject of the Offer Notice to buyers other than GE Capital, the Section 5 Stockholder(s) shall promptly notify the Company and the other Neff Stockholders as to (i) the number of shares of Common Stock, if any, that the Section 5 Stockholder has Sold, (ii) the terms of such Sale and (iii) the name of the owner(s) of any shares of Common Stock so Sold. In the event that all of the Common Stock that is the subject of the Offer Notice is not Sold by the

Section 5 Stockholder within 120 days following the date of the Offer Notice, the right of the Section 5 Stockholder to Sell such unsold Common Stock shall expire and the obligations of this Section 5 shall be reinstated and such securities shall not be offered unless first reoffered to GE Capital in accordance with this Section 5.

                  (c) Notwithstanding anything to the contrary contained in this
Section 5, any Section 5 Stockholder may, without the prior written approval of GE Capital and GECFS, pledge or otherwise encumber any of its shares of Common Stock, PROVIDED, HOWEVER, that the pledgee shall not be a Competitor of the Company and PROVIDED, FURTHER, that (i) the Section 5 Stockholder agrees to provide reasonable notice to GE Capital of the proposed pledge of its shares of Common Stock, including the identity of the proposed pledgee and to pledge its shares of Common Stock to GE Capital instead of the proposed pledgee if GE Capital provides the Section 5 Stockholder with financing on the substantially the same terms as the Section 5 Stockholder was to receive from the proposed pledgee and (ii) if GE Capital does not provide such financing, the pledgee agrees that as a condition to taking title to any pledged Common Stock, it will be bound by this Agreement, as contemplated by Section 8(b).

                  (d) Any Person other than GE Capital and GECFS who purchases Common Stock from a Section 5 Stockholder (the "Section 5 Buyer") shall be bound by the provisions of this Section 5 and shall execute and deliver such documentation as reasonably required by GE Capital and GECFS to evidence the
Section 5 Buyer's agreement to be so bound.

                  (e) For purposes of this Section 5, " Common Stock" shall include Common Stock, securities convertible into Common Stock and options to purchase Common Stock.

Section 6. RESTRICTIONS ON SALES AND PURCHASES OF STOCK BY GE CAPITAL.

                  Prior to an Initial Public Offering of the Company, GE Capital and GECFS shall not Sell any Class A or Class B Common Stock except in accordance with the procedures described in this Section 6. Subsequent to an Initial Public Offering of the Company, GE Capital and GECFS shall not Sell any Class B Common Stock without first converting it to Class A Common Stock.

                  (a) Prior to an Initial Public Offering of the Company, GE Capital and GECFS may Sell Common Stock to any third party purchasers who are not Competitors of the Company, PROVIDED, HOWEVER, that prior to such Sale, GE Capital shall provide the Section 5 Stockholders with an Offer Notice, which shall (i) specifically identify the proposed transferee of the Common Stock, the amount of Common Stock proposed to be Sold, the purchase price therefor and a summary of the other material terms and conditions of the proposed Sale, and
(ii) contain an offer by GE Capital to Sell to the Section 5 Stockholders all (but not less than all) of such shares of Common Stock upon the terms and subject to the conditions of the proposed Sale as set forth in the Offer Notice (the "GE CAPITAL OFFER"). The GE Capital Offer shall be made to the Section 5 Stockholders collectively. The Section 5 Stockholders shall determine among themselves how to allocate the purchase, if any, of the Common Stock so offered. The Section 5 Stockholders may accept the GE Capital Offer by the delivery of a written notice to GE Capital within the Offer Acceptance Period. If the Section 5 Stockholders do not accept the GE Capital

Offer, GE Capital may only Sell the shares of Common Stock that were the subject of the Offer Notice in accordance with terms no less favorable to GE Capital than were specified in the Offer Notice, and the Sale of such shares of Common Stock must occur within 120 days following the date of the Offer Notice.

                  (b) All Sales of Common Stock to the Section 5 Stockholders subject to any Offer Notice shall be consummated contemporaneously at the offices of the Company on the later of (i) a mutually satisfactory business day within 30 days after the expiration of the Offer Acceptance Period or (ii) the fifth business day following the expiration or termination of all waiting periods under the HSR Act, applicable to such issuance, or at such other time and/or place as the Section 5 Stockholders and GE Capital may agree. The delivery of certificates or other instruments evidencing such Common Stock Sold to the Section 5 Stockholders subject to any Offer Notice shall be made by GE Capital on such date against payment of the purchase price for such Common Stock. To the extent GE Capital Sells all or any portion of the Common Stock that is the subject of the Offer Notice to buyers other than the Section 5 Stockholders, GE Capital shall promptly notify the Company and the other Neff Stockholders as to (i) the number of shares of Common Stock, if any, that GE Capital has Sold, (ii) the terms of such Sale and (iii) the name of the owner(s) of any shares of Common Stock so Sold. In the event that all of the Common Stock that is the subject of the Offer Notice is not Sold by GE Capital within 120 days following the date of the Offer Notice, the right of GE Capital to Sell such unsold Common Stock shall expire and the obligations of this Section 6 shall be reinstated and such securities shall not be offered unless first reoffered to the Section 5 Stockholders in accordance with this Section 6.

                  (c) Notwithstanding anything to the contrary contained in this
Section 6, GE Capital and GECFS may, without the prior written approval of the
Section 5 Stockholders, pledge or otherwise encumber any of its shares of Common Stock, PROVIDED that the pledgee shall not be a Competitor of the Company and PROVIDED, FURTHER, that the pledgee agrees that as a condition to taking title to any pledged Common Stock, it will be bound by this Agreement, as contemplated by Section 8(b).

                  (d) Notwithstanding any provision in this Agreement to the contrary, GE Capital and any Affiliate of GE Capital shall not acquire shares of Common Stock pursuant to a tender offer a recommendation with respect to the consummation of which is rejected by a majority of the disinterested members of the Board.

                  (e) Any Person other than a Section 5 Stockholder who purchases Common Stock from GE Capital or GECFS (the "GE Buyer") shall be bound by the provisions of this Section 6 and shall execute and deliver such documentation as reasonably required by the Section 5 Stockholders to evidence the GE Buyer's agreement to be so bound.

                  (f) For purposes of this Section 6, "Common Stock" shall include Common Stock, securities convertible into Common Stock and options to purchase Common Stock.

Section 7. INTENTIONALLY OMITTED.

Section 8. OTHER RESTRICTIONS ON SALES OF STOCK

                  (a) Prior to an Initial Public Offering of the Company, notwithstanding anything in this Agreement to the contrary, the Sale of any Equity Securities of the Company by any Neff Stockholder shall be made in compliance with all applicable federal and state laws (including, without limitation, federal and state securities and "blue sky" laws). Any Neff Stockholder that proposes to Sell any Equity Securities shall furnish the Company, at its request, with a written opinion of legal counsel that is reasonably satisfactory in form and substance to the Company and its counsel to the effect that the proposed Sale will comply with all applicable federal and state securities laws and, subsequent to the consummation of such Sale, evidence that the Sale complied with all applicable federal and state laws.

                  (b) Prior to an Initial Public Offering of the Company, notwithstanding anything in this Agreement to the contrary, any Neff Stockholder that proposes to Sell any Equity Securities to any Person (including an Affiliate), must obtain the written agreement of such Person to be bound by the provisions of this Agreement (including but not limited to the restrictions on transfer) and such agreement must be reasonably satisfactory in form and substance to the Company (and the other parties hereto) and their counsel, PROVIDED, HOWEVER, that this Section 8(b) shall not apply to the Sale of Equity Securities that have been registered under the Securities Act to a Person who is not an Affiliate of any Neff Stockholder. The parties hereto agree to amend this Agreement to reflect any additional parties hereto.

                  (c) Any Sale or attempted Sale of any Equity Securities of the Company in violation of any provision of this Agreement shall be void, and the Company shall not record such Sale on its books or treat any purported transferee of such Equity Securities as the owner thereof for any purpose.

Section 9. REGISTRATION RIGHTS.

                  (a) INCIDENTAL (PIGGYBACK) REGISTRATION. If the Company proposes to register any of its securities under the Securities Act of 1933, as amended (the "SECURITIES ACT"), for public offering and sale (other than registrations with regard to acquisitions of employee stock options, employee purchase plans or other employee benefit plans on Form S-8 under the Securities Act or any successor form), the Company shall give notice to each of the Mas Stockholders (as defined below) of its intention to effect such a registration prior to the filing with the Securities and Exchange Commission (the "SEC") of such registration statement. Upon written request of one or more Registering Mas Stockholders, given within 7 days after receipt from the Company of such notice, the Company shall use its best efforts to cause the number of the Registering Mas Stockholder's Registrable Securities then held by the Registering Mas Stockholders and referred to in such request to be included in such registration statement; PROVIDED, HOWEVER, that in the event that the offering pursuant to such registration statement shall be underwritten and the underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration pursuant to this Section 9(a) exceeds the number of securities that can be sold in the offering without adversely affecting the offering price or the marketing of the Company's securities, the Company may first include in such registration all securities the Company proposes to sell, and each Registering Mas Stockholder shall accept a reduction (pro rata with any other holders of the Company's equity securities entitled to register such securities on such registration statement whose registration rights are on a par with and are not subordinate to the Registering Mas Stockholders') on the basis of the proportion that the market value (based upon the proposed offering price of such securities or the mid-point of the range of the proposed offering prices of any of such securities (the "MARKET VALUE") of each security holder's aggregate securities requested to be registered bears to the Market Value of the aggregate amount of all equity securities (other than those to be sold for the Company's account) as to which registration is sought) in the number of securities to be included in such registration, which reduction may, if necessary, be total. Nothing in this
Section 9(a) shall limit the Company's ability to withdraw, or temporarily cease to seek effectiveness of, a registration statement it has filed whether before or after its effectiveness.

                  (b) DEMAND REGISTRATION. (i) After the earlier of (x) December 29, 1998 or (y) the completion by the Company of the first underwritten public offering of Common Stock that is effected pursuant to a registration statement filed with, and declared effective by the SEC under the Securities Act, except as provided in Section 9(b)(ii) below, upon the written request of one or more Registering Mas Stockholders that the Company effect pursuant to this Agreement the registration of Registrable Securities under the Securities Act (which request shall specify the Registrable Securities so requested to be registered, the Proposed Amounts thereof and the intended method of disposition by the Registering Mas Stockholders), the Company will, as expeditiously as reasonably possible, use its best efforts to effect the registration under the Securities Act of the Proposed Amount of Registrable Securities, for disposition in accordance with the intended method of disposition stated in such request; PROVIDED, HOWEVER, that (A) if in the good faith judgment of the Board of Directors of the Company, such registration would be detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (B) the Company shall furnish to the Registering Mas Stockholders a certificate signed by an executive officer of the Company that the Board of Directors of the Company has made such a determination and that it is, therefore, necessary to defer the filing of such registration statement, then the Company shall have the right to defer such filing for the period during which such registration would be detrimental, provided that the Company may not defer the filing for a period of more than 180 days after receipt of the request of the Registering Mas Stockholders in the case of an underwritten public offering or for more than 120 days if such method of disposition is not an underwritten public offering. The Company shall be entitled to include in any registration statement filed pursuant to this Section 9(b): (x) securities of the Company held by any other securities holder of the Company, and (y) in an underwritten public offering, securities of the Company to be sold by the Company for its own account, except as and to the extent that (1) in the written opinion of the managing underwriter, which shall be an underwriter of nationally recognized standing (if such method of disposition shall be an underwritten public offering), such inclusion would materially adversely affect the marketing of the Registrable Securities to be sold by the Registering Mas Stockholders or
(2) in the written opinion of an investment banker of nationally recognized standing jointly selected by the Registering Mas Stockholder and the

Company (if such method of disposition is not an underwritten public offering), such inclusion would materially adversely affect the price at which the Registrable Securities may be sold pursuant to the plan of distribution.

                           (ii) The Company shall not be obligated to take any
action to effect any registration requested by the Registering Mas Stockholders pursuant to Section 9(b)(i) hereof (A) after the Company has effected two (2) such registrations pursuant to this Agreement and each such registration has been declared or ordered effective, (B) during the period starting with the date 30 days prior to the Company's estimate of the date of filing of, and ending on a date 180 days after the effective date of, a Company initiated registration, provided that the Company is using all reasonable efforts to cause such registration statement to become effective, or (C) for a period of six (6) months after the Company has effected one such registration pursuant to this Agreement and such registration has been declared or ordered effective, such 180 day period to commence on the date the registration statement was declared or ordered effective.

                           (iii) Notwithstanding any other provision of this
Agreement to the contrary, a registration requested pursuant to this Section 9(b) shall not be deemed to have been effected (A) unless it has become effective, provided that a registration that does not become effective after the Company has filed a registration statement with respect thereto solely by reason of the refusal of the Registering Mas Stockholders to proceed shall be deemed to have been effected by the Company at the request of the Registering Mas Stockholders unless the Registering Mas Stockholders shall have elected to pay all Company Registration Expenses in connection with such registration, (B) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason other than a misrepresentation or an omission by the Registering Mas Stockholders, or (C) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied other than by reason of some wrongful act or omission, or act or omission in bad faith, by the Registering Mas Stockholders.

                  (c) REGISTRATION PROCEDURES. Subject to the limitations set forth elsewhere herein, if and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Company will, as expeditiously as possible:

                           (i) in the case of a registration under Section 9(b)
hereof, prepare and file with the SEC (such filing to be made within 75 days after the initial request by the Registering Mas Stockholders) a registration statement with respect to such Registrable Securities on a form appropriate to permit the Registering Mas Stockholders to sell the Proposed Amount in accordance with the Registering Mas Stockholders' intended method of distribution and use its best efforts to cause such registration statement to become and remain effective;

                           (ii) prepare and file with the SEC such amendments
and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for such period as shall be requested by the Registering Mas Stockholders, which period shall not exceed six (6) months, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement during such period;

                           (iii) furnish to counsel for the Registering Mas
Stockholders and such underwriter of the securities being sold by the Registering Mas Stockholders, at least 5 days prior to the filing thereof, such number of copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and such other documents, as such counsel may reasonably request, in substantially the form in which they are proposed to be filed with the SEC, in order to facilitate the public sale or other disposition of the Registrable Securities owned by the Registering Mas Stockholders;

                           (iv) use its best efforts to register or qualify such
Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as each underwriter of the securities being sold by the Registering Mas Stockholders shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable the Registering Mas Stockholders and such underwriter to consummate the disposition in such jurisdictions in the United States of such Registrable Securities owned by the Registering Mas Stockholders except that the Company shall not for any purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this clause (iv), it would not be obligated to be so qualified, or subject itself to taxation in any such jurisdiction;

                           (v) use its best efforts to cause such Registrable
Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary to enable the Registering Mas Stockholders to consummate the disposition of such Registrable Securities;

                           (vi) notify the Registering Mas Stockholders, at any
time when a prospectus relating thereto is required to be delivered under the Securities Act, of the Company's becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and furnish to the Registering Mas Stockholders and each underwriter a reasonable amount of copies of a prospectus supplement or amendment so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                           (vii) otherwise use its best efforts to comply with
all applicable rules and regulations of the SEC, and make available to the Registering Mas Stockholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first day of the Company's first calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

                           (viii) enter into such agreements (including an
underwriting agreement in customary form) and take such other actions as the Registering Mas Stockholders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

                           (ix) use its best efforts to furnish to the
Registering Mas Stockholders an opinion from the Company's counsel and a "cold comfort" letter from the Company's independent public accountant (in accordance with SAS 72), addressed to the Registering Mas Stockholders, in customary form and covering such matters of the type customarily covered by such opinions and "cold comfort" letters as the Registering Mas Stockholders shall reasonably request;

                           (x) make available for inspection by the Registering
Mas Stockholders, by any other underwriter participating in any disposition to be effected pursuant to such registration statement, and by any attorney, accountant or other agent retained by the Registering Mas Stockholders or any such underwriter, all reasonably pertinent financial and other records, reasonably pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors, employees and the independent public accountants who have audited its financial statements to supply all information reasonably requested by the Registering Mas Stockholders or any such underwriter, attorney, accountant or agent in connection with such registration statement; PROVIDED, HOWEVER, that the Registering Mas Stockholders and each such representative of the Registering Mas Stockholders, underwriter, attorney, accountant or agent must execute and deliver to the Company a confidentiality agreement in form and substance reasonably acceptable to the Company agreeing to keep any such information and records concerning the Company confidential;

                           (xi) permit the Registering Mas Stockholders to
participate in the preparation of such registration or comparable statement;

                           (xii) at or prior to the effective date of the
registration use commercially reasonably efforts to (i) secure a CUSIP number for all Registrable Securities, and (ii) cause the Registrable Securities to be listed on the New York Stock Exchange, the American Stock Exchange or included for reporting on the NASDAQ Stock Market, and cause the Registrable Securities to be listed on each other national securities exchange, if any, on which any other class of the Company's securities are then listed; and

                           (xiii) in the case of an underwritten offering,
enable the Registrable Securities to be in such denominations or such number of shares and registered in such names as the underwriters may request at least two business days prior to the sale of the Registrable Securities.

         In the case of an underwritten offering, the underwriters shall be selected by the Company and reasonably acceptable to the Registering Mas Stockholders.

         The Registering Mas Stockholders shall, upon receipt of any notice from the Company of the happening of any event of the kind described in subdivision
(vi) above, forthwith discontinue their disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until the Registering Mas Stockholders receive copies of the supplemented or amended prospectus contemplated by said subdivision and, if so directed by the Company, will deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in the Registering Mas Stockholders' possession of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in subdivision (ii) above shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when the Registering Mas Stockholders shall have received the copies of the supplemented or amended prospectus contemplated by subdivision (vi) above, PROVIDED, HOWEVER, that in no event will the period mentioned in subdivision (ii) above exceed six months after giving effect to the extension.

         The Registering Mas Stockholders shall enter into such customary agreements as requested by the Company in connection with the registration of securities as contemplated by this Agreement.

         The Registering Mas Stockholders shall furnish to the Company in writing such information and documents regarding the Registering Mas Stockholders and the distribution of such securities as may be required to be disclosed in the registration statement by the rules and regulations under the Securities Act or under any other applicable securities or blue sky laws of the jurisdictions referred to in Section 9(c)(iv) hereof.

         If any such registration or comparable statement refers to the Registering Mas Stockholders by name or otherwise as the holders of any securities of the Company then the Registering Mas Stockholders shall have the right to require (A) the insertion therein of language, in form and substance satisfactory to the Registering Mas Stockholders and presented to the Company in writing, to the effect that the holding by the Registering Mas Stockholders of such securities is not to be construed as a recommendation by the Registering Mas Stockholders of the investment quality of the Company's securities covered thereby and that such holding does not imply that the Registering Mas Stockholders will assist in meeting any future financial requirements of the Company, or (B) in the event that such reference to the Registering Mas Stockholders by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to the Registering Mas Stockholders.

                  (d) REGISTRATION EXPENSES. In connection with any registration on Registrable Securities pursuant to this Agreement the Company will, whether or not any registration pursuant to this Agreement shall become effective, from time to time promptly upon receipt of bills or invoices relating thereto, pay all expenses (other than Selling Expenses) incident to its performance of or compliance with this Section 9, including, without limitation, all registration, filing and NASD fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent public accountants (including the expenses of any audit and/or "cold comfort" letter) and the other Persons retained by the Company; PROVIDED, HOWEVER, that in all events, the Registering Mas Stockholders shall be responsible for the fees and expenses of their counsel and accountants and for their Selling Expenses.

                  (e) INDEMNIFICATION. (i) The Company will, and hereby does, indemnify, to the extent permitted by law, the Registering Mas Stockholders against all losses, damages, liabilities (or proceedings in respect thereof) and expenses under the Securities Act, caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities (or proceedings in respect thereof) or expenses are caused by any untrue statement or alleged untrue statement made in reliance on or in conformity with any information furnished in writing to the Company by the Registering Mas Stockholders or any participating underwriter expressly for use therein. If the offering pursuant to any registration statement provided for under this Agreement is made through underwriters, the Company agrees to enter into an underwriting agreement in customary form with such underwriters and to indemnify such underwriters, their officers and directors, if any, and each Person, if any, who controls such underwriters within the meaning of Section 15 of the Securities Act to the same extent as herein before provided with respect to the indemnification of the Registering Mas Stockholders.

                           (ii) If for any reason the indemnity under Section
9(e)(i) is unavailable, then the Company shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (A) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the indemnified party on the other or (B) if the allocation provided by subdivision (A) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative fault of the Company on the one hand and the indemnified party on the other but also the relative benefits received by the Company and the indemnified party as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                           (iii) The Registering Mas Stockholders will, and
hereby do, jointly and severally indemnify, to the extent permitted by law, the Company, its officers and directors, if any, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses under the Securities Act, caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading but only to the extent that such losses, claims, damages, liabilities (or proceedings in respect thereof) or expenses are caused by any untrue statement or alleged untrue statement made in reliance on or in conformity with any information furnished to the Company by the Registering Mas Stockholders. If the offering pursuant to any registration statement provided for under this Agreement is made through underwriters, the Registering Mas Stockholders agree to enter into an underwriting agreement in customary form with such underwriters and to indemnify such underwriters, their officers and directors, if any, and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act to the same extent as hereinbefore provided with respect to the indemnification of the Company, its officers and directors, if any, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act.

                           (iv) If for any reason the indemnity under Section
9(e) (iii) is unavailable, then the Registering Mas Stockholders shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative fault of the parties or (ii) if the allocation provided by subdivision (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative fault of parties but also the relative benefits received by the parties as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                           (v) The Company and the Registering Mas Stockholders
shall make payments of all amounts required to be made pursuant to the foregoing provisions of this Section 9(e) to or for the account of the indemnified party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due and payable.

                  (f) LIMITATIONS ON SALE OR DISTRIBUTION OF SECURITIES. If a registration under this Agreement shall be in connection with an underwritten public offering of securities for the Company's or any other security holder's account (other than the Mas Stockholders), the Mas Stockholders shall not effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Securities, during such period prior and subsequent to the commencement of the offering of securities pursuant to such registration statement as may be reasonably requested by the underwriters thereof, and in all cases to otherwise comply with all applicable rules under the Securities Act and the Exchange Act, including, without limitation, and Regulation M under the Exchange Act or any similar rules thereafter adopted by the SEC.

                  (g) REGISTRATION RIGHTS TO OTHERS. The rights of the Mas Stockholders shall be on a par, pro rata to share holdings, with those granted to (i) GE Capital and GECFS under the Registration Rights Agreement, dated as of even date herewith, among the Company, GE Capital and GECFS, (ii) Mr. Fitzgerald under the Stock Option Agreement, dated as of December 1, 1995, between the Company and Mr. Fitzgerald, (iii) Santos under the Registration Rights Agreement, dated as of even date herewith, between the Company and Santos and
(iv) Santos Capital under the Registration Rights Agreement, dated as of even date herewith, between the Company and Santos. If the Company shall at any time hereafter provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Securities Act, such rights shall be subordinate to and shall not be in conflict with or adversely affect any of the rights provided in this Agreement to the Registering Mas Stockholders.

Section 10. BOOKS AND RECORDS.

                  As of the date hereof, the books and records of the Company shall be audited by Deloitte & Touche, unless and until a different Big Six accounting firm is selected by the Board.

Section 11. LEGEND.

                  Each Neff Stockholder and the Company shall take all such action necessary (including exchanging with the Company certificates representing shares of Common Stock issued prior to the date hereof) to cause each certificate representing outstanding shares of Common Stock or securities convertible into Common Stock owned by a Neff Stockholder to bear a legend containing the following words:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT."

"IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND VOTING SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT DATED AS OF MARCH __, 1998, AS AMENDED FROM TIME TO TIME BY THE COMPANY AND THE PARTIES THERETO, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY."

                  The requirement that the first paragraph of the above securities legend be placed upon certificates evidencing shares of Common Stock shall cease and terminate upon the earliest of the following events: (i) when such shares are transferred in an underwritten public offering, (ii) when such shares are transferred pursuant to Rule 144 under the Securities Act or (iii) when such shares are transferred in any other transaction if the seller delivers to the Company a written opinion of its counsel, which counsel and opinion shall be reasonably satisfactory in form and substance to the Company and its counsel, or a "no-action" letter from the staff of the Securities and Exchange Commission, in either case to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the Securities Act upon any Sale or other disposition of such shares without registration thereunder. The requirement that the second paragraph of the above securities legend be placed upon certificates evidencing shares of Common Stock shall cease and terminate upon the Sale of such shares of Common Stock pursuant to a Public Sale. Upon the consummation of any event requiring the removal of a portion of the legend hereunder, the Company, upon the surrender of certificates containing such portion of such legend, shall, at its own expense, deliver to the holder of any such shares as to which the requirement for such portion of such legend shall have terminated, one or more new certificates evidencing such shares not bearing such portion of such legend.

Section 12. REPRESENTATIONS AND WARRANTIES.

                  (a) Each party hereto represents and warrants to the other parties hereto as follows:

                           (i) It has full power and authority to execute,
                  deliver and perform its obligations under this Agreement.

                           (ii) This Agreement has been duly and validly
                  authorized, executed and delivered by it, and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

                           (iii) The execution, delivery and performance of this
                  Agreement by it does not (x) violate, conflict with, or constitute a breach of or default under its organizational documents, if any, or any material agreement to which it is a party or by which it is bound or (y) violate any law, regulation, order, writ, judgment, injunction or decree applicable to it.

                           (iv) Except for expiration or termination of any
                  applicable waiting periods under the HSR Act, no consent or approval of, or filing with, any governmental or regulatory body is required to be obtained or made by it in connection with the transactions contemplated hereby.

                           (v) It is not a party to any agreement which is
                  inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

                  (b) The Company represents and warrants to the other parties hereto as follows:

                           (i) It, its Subsidiaries, its and its Subsidiaries'
respective assets, and its and its Subsidiaries' respective business and record keeping practices are not in violation of any applicable law, regulation, order, writ, judgment, injunction or decree (treating, for purposes of this representation, Section 12(b)(1), Sections 13(b)(2) and 30(A) of the Exchange Act as if they are applicable to the Company).

                           (ii) The authorized, issued and outstanding capital
stock of the Company is as set forth on SCHEDULE 12(B). All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth on
SCHEDULE 12(B), there are no outstanding or authorized securities with profit participating features or profit interests, or options, warrants, rights or other agreements or commitments to which the Company is a party or that are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock or any such securities or interests (collectively "Options") (other than this Agreement). Except as set forth on SCHEDULE 12(B) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as set forth on SCHEDULE 12(B) or as contemplated herein, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. Except as set forth on SCHEDULE 12(B) or as contemplated herein, the Company is not subject to any obligations (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any Options.

Section 13. TERMINATION OF AGREEMENT.

                  The rights and obligations of a Neff Stockholder under this Agreement shall terminate at such time as such Neff Stockholder is no longer the beneficial owner of Equity Securities. This Agreement shall terminate at any time upon the mutual written agreement of the Mas Stockholders, Santos, Santos Capital, GE Capital, GECFS and any Persons who become party to this Agreement pursuant to Section 8(b). If the Equity Ownership of (i) GE Capital and any Affiliate of GE Capital in the aggregate, or (ii) the Mas Stockholders and any Affiliate of the Mas Stockholders in the aggregate is equal to or exceeds ninety-five percent, this Agreement shall be null and void, except for Section 1 (to the extent certain defined terms contained therein are used in any of the surviving Sections), Section 9, Sections 15 - 18 and Sections 20 - 29, PROVIDED, HOWEVER, that Section 25 shall terminate on the fifth anniversary after the termination of this Agreement pursuant to clause (ii) hereof. Subsequent to an Initial Public Offering of the Company, this Agreement shall be null and void, except for Section 1 (to the extent certain defined terms contained therein are used in any of the surviving Sections), Section 2(b) - (f), the second sentence of the preamble to Section 6, Sections 9 - 18 and Sections 20 - 29.

Section 14. FURTHER ASSURANCES.

                  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 15. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the Borough of Manhattan, in the City of New York, for any action or proceeding commenced by another party hereto in any court ("LITIGATION") arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the Borough of Manhattan, in the City of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 16. AMENDMENT AND WAIVER.

                  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against any party hereto unless such modification, amendment or waiver is approved in writing by all of the parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 17. NO INCONSISTENT AGREEMENTS.

                  Neither the Company nor any Neff Stockholder shall take any action or enter into any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

Section 18. TRANSACTIONS WITH AFFILIATES.

                  (a) All transactions between the Company and any Board director, any stockholder of the Company or any Affiliate of the foregoing shall be conducted on terms no less favorable to the Company than might be obtained in an arm's length transaction from a Person who is not a Board director or any of the Neff Stockholders or an Affiliate of any of the foregoing.

                  (b) In the event the Company proposes to merge, consolidate or otherwise combine with a Person that is an Affiliate of any director, those directors who are not Affiliated with such Person shall have the right to cause the Company to select a nationally recognized investment bank for purposes of valuing the proposal and determining whether the consideration offered to the Neff Stockholders is fair from a financial point of view.

Section 19. CONFLICT WITH ARTICLES OF INCORPORATION AND/OR BY-LAWS.

                  The parties hereto intend that in the event of any conflict or inconsistency between this Agreement and the Certificate of Incorporation or By-Laws of the Company, the provisions of this Agreement shall control, and therefore, in the event that any term or provision of this Agreement is rendered invalid, illegal or unenforceable by such Certificate of Incorporation or By-Laws, the Neff Stockholders agree to take all action, including voting their shares of Common Stock, to amend such Certificate of Incorporation or By-Laws (as the case may be) so as to render such term or provision valid, legal and enforceable, if and to the extent legally permitted.

Section 20. SEVERABILITY.

                  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 21. ENTIRE AGREEMENT.

                   This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 22. SUCCESSORS AND ASSIGNS.

                  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and each Neff Stockholder and their respective successors, assigns, heirs and personal representatives, so long as they hold Common Stock.

Section 23. REMEDIES.

                  Each Neff Stockholder shall be entitled to enforce its rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor, PROVIDED, HOWEVER, that the parties hereto waive and shall not seek any claim to consequential or punitive or exemplary damages. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

Section 24. NOTICES.

                  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any Neff Stockholder at the address set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, four business days after deposit in the U.S. mail and one business day after deposit with a reputable overnight courier service. The Company's, Mr. Fitzgerald's and each Mas Stockholder's address is:

                           Neff Corp.
                           3750 N.W. 87th Avenue
                           Miami, FL  33178
                           Attention:  Kevin P. Fitzgerald
                           Telecopy:  (305) 513-3350

                           With a copy to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           1001 Pennsylvania Avenue
                           Washington, DC 20004
                           Attention:  Stephen I. Glover
                           Telecopy: (202) 639-7003

                           GE Capital's address is:

                           General Electric Capital Corporation
                           777 Long Ridge Road, Building B
                           First Floor
                           Stamford, CT 06927
                           Attention: Kim Tanner
                           Telecopy:  (203) 316-7989

                           With a copy to:

                           General Electric Capital Corporation
                           777 Long Ridge Road, Building B
                           First Floor
                           Stamford, CT 06927
                           Attention: David R. Huet
                           Telecopy:  (203) 703-1777

                           GECFS' address is:

                           GECFS, Inc.
                           c/o General Electric Capital Corporation
                           777 Long Ridge Road, Building B
                           First Floor
                           Stamford, CT 06927
                           Attention: Kim Tanner
                           Telecopy:  (203) 316-7989

                           With a copy to:

                           General Electric Capital Corporation

                           777 Long Ridge Road, Building B
                           First Floor
                           Stamford, CT 06927
                           Attention: David R. Huet
                           Telecopy:  (203) 703-1777

                           Santos' and Santos Capital's address is:

                           3750 N.W. 87th Avenue
                           Miami, FL 33178
                           Attention: Kevin P. Fitzgerald
                           Telecopy:  (305) 513-4255

                           With a copy to:

                           Baker & McKenzie
                           701 Brickell Avenue
                           Miami, FL 33131
                           Attention: Andrew Hulsh
                           Telecopy: (305) 789-8953

Section 25. CONFIDENTIALITY OF INFORMATION.

                  Each of the parties hereto agrees to treat confidentially and to use all reasonable efforts to cause each of its employees, agents and representatives to treat confidentially, all information concerning this Agreement, the Company and other parties hereto (such information, together with any analyses, compilations, forecasts, studies or other documents that contain or otherwise reflect such information, being "Confidential Information") provided to such party or its employees, agents and representatives and shall not disclose any Confidential Information to any third party without the prior written consent of the other parties hereto, except as required to be disclosed by judicial action or other requirements of law or the rules of any applicable stock exchange or any applicable regulatory authority (and, prior to disclosing any Confidential Information, such party shall provide the other parties hereto with prior written notice of any such requirements and shall provide reasonable cooperation in giving the other parties hereto an opportunity to present objections to or requests for limitations of such requirements). Notwithstanding the provisions of the previous sentence: (i) each of the parties hereto shall have the right to provide Confidential Information to its Subsidiaries, PROVIDED that prior to the provision of such information, each such Subsidiary agrees to be bound by the confidentiality provisions contained herein; (ii) each party hereto shall have the right to disclose Confidential Information to its employees, agents and representatives for the purpose of enabling or assisting such party in enforcing its rights or in performing its obligations under this Agreement; (iii) each party hereto shall have the right to provide Confidential Information to potential acquirers of its equity interest in the Company, PROVIDED that prior to the provision of such information, each such potential acquirer agrees to be bound by the confidentiality provisions contained herein; and (iv) each party hereto shall have the right to provide Confidential Information to potential or existing financing parties, including, but not limited to lenders that are a party to the Amended and Restated Credit Agreement, dated as of December 31, 1997, by and among the Company, Neff Machinery, Inc., Neff Rental, Inc., the Lenders party thereto, GE Capital, as Agent and Bankers Trust as Syndication Agent, PROVIDED that prior to the provision of such information, each such potential existing financing party agrees to be bound by the confidentiality provisions contained herein. Confidential Information shall not include information that (x) is or becomes part of the public domain (other than as a result of a violation of this Section 19) or (y) was disclosed to a party hereto, its employees, agents or representatives, or its Affiliates by a third party that was not bound by any confidentiality agreement with any other party hereto.

Section 26. DESCRIPTIVE HEADINGS.

                  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 27. CONSTRUCTION.

                   Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 28. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  All representations and warranties contained in this Agreement or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby regardless of any investigation made by, or on behalf of, any Neff Stockholder.

Section 29. COUNTERPARTS.

                  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Stockholders' Agreement on the day and year first above written.

                                    /S/ JORGE MAS
                                    --------------------------------------------
                                    JORGE MAS

                                    /S/ JUAN CARLOS MAS
                                    --------------------------------------------
                                    JUAN CARLOS MAS

                                    /S/ JOSE RAMON MAS
                                    --------------------------------------------
                                    JOSE RAMON MAS

                                    GENERAL ELECTRIC CAPITAL CORPORATION

                                    By: /S/ KIM A. TANNER
                                    --------------------------------------------
                                    Name: Kim A. Tanner
                                    Title: Operations Manager

                                    GECFS, INC.

                                    By: /S/ KIM A. TANNER
                                    --------------------------------------------
                                    Name: Kim A. Tanner
                                    Title: Operations Manager

                                    /S/ KEVIN P. FITZGERALD
                                    --------------------------------------------
                                    KEVIN P. FITZGERALD

                                    SANTOS FUND I, L.P.
                                    By: Santos Fund, Inc.
                                    its General Partner

                                    By: /S/ ILLEGIBLE
                                    --------------------------------------------
                                    Name:
                                    Title:

                                    SANTOS CAPITAL ADVISORS, INC.

                                    By: /S/ ILLEGIBLE
                                    --------------------------------------------
                                    Name:
                                    Title:

                                    NEFF CORP.

                                    By: /S/ ILLEGIBLE
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 SCHEDULE 12(b)

             Authorized, Issued and Outstanding Stock of Neff Corp.:

Authorized Common Stock:   140,000,000 shares

Issued and Outstanding Class A Common Stock:

         Jorge Mas:                 43,740 shares
         Juan Carlos Mas            28,130 shares
         Jose Ramon Mas             28,130 shares
         Santos Fund I, L.P.        10,632 shares

The Company has filed a registration statement on form S-1 with the Securities and Exchange Commission with respect to the Class A Common Stock. This registration statement has not been declared effective yet.

Issued and Outstanding Class B Common Stock:

         GECFS, Inc.                60,245 shares

         The Class B Common Stock is convertible into Class A Common Stock.

Common Stock Reserved for Issuance to Employees in Connection with Options Granted to Employees: 6,666 shares

Issued and Outstanding Options to Purchase Common Stock:

         Kevin P. Fitzgerald: 3 % of the Common Stock of the Company on a fully diluted basis (after giving effect to the exercise of all options to purchase Common Stock and the conversion or exchange of all securities convertible or exchangeable into Common Stock).

         Robert G. Warren: 1,000 shares

         The Company has a phantom stock plan, and intends to implement a stock incentive plan, the terms and conditions of which will be decided by the Board of Directors. The Company intends to reserve 1,000,000 shares of Class A Common Stock for issuance in connection with awards made under the stock incentive plan.

         The Company intends to effect an 84.65 to one stock split with respect to the Class A and the Class B Common Stock.

Authorized Preferred Stock:                 20,000,000 shares

         Series A Cumulative Preferred:     519,503 shares

         The Company intends to establish a class of Preferred Stock titled "Series B Junior Preferred Stock" and authorize 1,000,000 shares of Preferred Stock as Series B Junior Preferred Stock.

Issued and Outstanding Cumulative Preferred Stock

General Electric Capital Corporation:      340,907 shares of Series A Cumulative
                                           Preferred